UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2019

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828	27-1085858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4870 Sadler Road, Suite 300, Glen Allen, Virginia 23060
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (804) 205-5036

______________________________________________________
(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02   Unregistered Sales of Equity Securities.

As previously reported in our Current Report on Form 8-K filed January 14, 2019, as amended on January 22, 2019 (the “Original Report”), we previously entered into a Master Product Development and Supply Agreement (the “Development Agreement”) with Ceed2Med, LLC and a series of exchange agreements with certain holders (each a “Holder”, and collectively, the “Holders”) of our previously issued convertible debentures and promissory notes (each a “Note”, and collectively, the “Notes”). On January 24, 2019, we entered into a series of additional exchange agreements with Holders of Notes. We agreed with the Holders to exchange all outstanding obligations under the Notes (including original issue discount, premium that would be due on redemption, principal, interest, default interest, penalties and costs) for an amount of stated value of our Series A Convertible Preferred Stock (the “Series A Preferred”) equal to the greater of the amount due under the note if redeemed or the amount that was required to be paid by the holders to acquire the notes from the original purchasers thereof, including any premium payment. On January 24, 2019, we closed on the exchange of the Notes for shares of our Series A Preferred. Each of the exchanges was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act or 1933, as amended (the “Securities Act”).

On January 24, 2019, we accepted subscriptions for $55,090 of Series A Preferred. The offer and sale of shares of Series A Preferred was made solely to accredited investors and without any general solicitation or advertising. The sales of Series A Preferred to subscribers was made at a purchase price of $1.00 per share and was made in reliance upon the exemption from registration provided by Rule 506(b) of Regulation D under the Securities Act. The proceeds of the sale of Series A Preferred were primarily used to retire obligations under Notes.

In total, we retired Note obligations in the amount of $639,218.32 through a combination of exchanges of Series A Preferred for Notes and use of proceeds from new Series A Preferred sales. We issued a total of 641,589 shares of Series A Preferred, with 586,499 shares being issued in exchange for outstanding Notes, and 55,090 shares being issued for new subscriptions. The Series A Preferred issuances made January 24, 2019 were in addition to the 46,840 shares of Series A previously issued in exchange for a $46,840 Note obligation as reported in the Original Report.

Simultaneous with the closing of the exchange described above, a former Holder of Notes Auctus Fund, LLC, converted $4,000 out of $216,059.21 due and owing under their Note at a conversion price of $0.002 per share, and the balance due under the Note was sold to third parties in arms-length transactions. Following the conversion and sale, the balance unconverted under the Note was exchanged for Series A Preferred in total stated amounts equal to the purchase prices paid for the Note by each purchaser. The issuance to Auctus Fund, LLC upon conversion was made in reliance upon the exemption from registration provided by Rule 506(b) of Regulation D under the Securities Act and the third party purchases of the balance unconverted under the Note was made in reliance on the exemption from registration provide by Rule 3(a)(9) under the Securities Act.

As previously reported in the Original Report, each share of Series A Preferred has a stated value of $1.00 per share.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to a payment as set forth in the Certificate of Designation. The Series A Preferred is convertible into such number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) equal to the Stated Value as defined in the Certificate of Designation, divided by $0.025 per share. The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series A Preferred Stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be increased by the holder up to, but not exceeding, 9.99%. Each share of Series A Preferred Stock entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series A Preferred Stock entitles the holder to cast such number of votes equal to the number of shares of common stock such shares of Series A Preferred Stock are convertible into at such time, but not in excess of the Beneficial Ownership Limitation.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01
Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Designation for Series A Convertible Preferred Stock(1)
10.1	Form of Exchange Agreement for Series A Preferred Stock(1)
10.2	Form of Subscription Agreement for Series A Preferred Stock*

(1) Incorporated by reference to Current Report on Form 8-K filed January 8, 2019
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

EXACTUS, INC.

January 29, 2019	By:	/s/ Philip J. Young
Philip J. Young
President and Chief Executive Officer